EXHIBIT 3


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               GARDENBURGER, INC.
                      (as amended through October 17, 1997)


                                    ARTICLE I


                                      Name
                                      ----

         The name of this corporation is Gardenburger, Inc.

                                   ARTICLE II

                                Authorized Stock
                                ----------------

         1. Class of Shares. The Corporation is authorized to issue two classes of shares to be designated respectively "Preferred" and "Common." The total number of Preferred shares authorized is 5,000,000, and the total number of Common shares authorized is 25,000,000.

         2.  Preferred Shares in Series.

             (a) The Preferred shares may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. Each series shall be so designated to distinguish its shares from the shares of all other series and classes. All Preferred shares of a series shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the Articles of Amendment, adopted by the Board of Directors creating the series, of those of other series of the same class. Except as otherwise provided in the Restated Articles of Incorporation, different series of Preferred shares shall not be construed to constitute different classes of shares for the purpose of voting by classes.

             (b) Subject to the foregoing, the Board of Directors is expressly authorized to provide for the issuance of all or any Preferred shares in one or more series, each with such preferences, limitations, and relative rights as shall be stated in the Articles of Amendment adopted by the Board of Directors to create such series and filed with the Oregon Secretary of State in accordance with the Oregon Business Corporation Act. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may (i) have special conditional, or limited voting rights, or no voting rights, (ii) be redeemable or convertible (x) at the option of the corporation, the shareholder, or another person on the occurrence of a designated event, (y) for cash, indebtedness, securities, or other property, or (z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events, (iii) entitle the holders to distributions calculated

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in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative, and (iv) have preference over any other classes or series of shares with respect to distributions, including dividends and distributions upon the dissolution of the corporation; all as the Board of Directors may deem advisable and as are not inconsistent with the Oregon Business Corporation Act and the provisions of the Restated Articles of Incorporation.

         3. Rights of Common Stock. Subject to provisions governing Preferred shares that may from time to time come into existence, the holders of the Common shares shall have unlimited voting rights and the unlimited right to receive the net assets of the corporation upon dissolution.

         4. Waiver of Preemptive Rights. The corporation elects to waive preemptive rights.

         5. Voting of Common Stock. Except as otherwise required by law, each outstanding Common share is entitled to one vote on each matter voted on at a shareholder's meeting, and each outstanding Preferred share is entitled to such vote or votes, if any, as fixed by the Board of Directors in the Articles of Amendment filed pursuant to Paragraph 2 above.


                                   ARTICLE III

                           Registered Office and Agent
                           ---------------------------

         The address of the registered office of the corporation is 1411 S.W. Morrison Street, Suite 400, Portland, Oregon 97205, and the name of the registered agent at such address is Richard C. Dietz.

                                   ARTICLE IV

                                     Notices
                                     -------

         The name and address to which the Corporation Division may mail notices are Richard C. Dietz, 1411 S.W. Morrison Street, Suite 400, Portland, OR 97205.

                                    ARTICLE V

                               Director Liability
                               ------------------

         To the full extent the Oregon Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors, a director shall not be liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article V shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of such directors occurring prior to such amendment or repeal.


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